Exhibit 10.1

This Separation Agreement must be executed and delivered to the Company (Attn: Vice President, Human Resources) no later than December 2, 2011.

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into by and between VINCENT G. MIATA (“Executive”) and ACETO CORPORATION (the “Company” and, together with its subsidiaries, divisions, affiliates, and/or related business entities, the “Company Group”).

WHEREAS, on October 5, 2011, in exchange for the benefits set forth in this Agreement, (i) the Company and Executive mutually agreed that he would resign from his employment with the Company and his positions as President and Chief Operating Officer of the Company effective as of October 7, 2011 (the “Employment Termination Date”), and (ii) Executive resigned from the Company’s Board of Directors (the “Board”) and from all other director and officer positions held by Executive within the Company Group, each effective as of October 5, 2011; and

WHEREAS, the parties desire to set forth their respective rights and obligations in respect of Executive’s departure from the above positions.

NOW, THEREFORE, in consideration of the covenants and mutual promises set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.           RESIGNATION.  In consideration for the payments to be made in Paragraph 2 below, Executive resigned from his employment with the Company and his positions as President and Chief Operating Officer of the Company effective as of the Employment Termination Date.  In addition, Executive resigned from the Board and from all other director and officer positions held by Executive within the Company Group, each effective as of October 5, 2011.  It is agreed by the parties that on and as of the Employment Termination Date all rights and obligations of Executive and the Company Group with respect to such employment terminated.  Executive and the Company hereby waive any notice of termination or any other notice required under the Employment Agreement dated as of March 24, 2009 by and between Executive and the Company (the “Employment Agreement”).

2.           SEVERANCE PAYMENTS AND BENEFITS.  In consideration of and in exchange for Executive’s execution, delivery and non-revocation of this Agreement, including the below release and waiver of all claims against the Company Group and the Releasees (as defined below) and Executive’s compliance with all other terms and conditions of this Agreement and in full satisfaction of the Company’s obligations under the Employment Agreement, Executive will be entitled to the following payments and benefits:

(a)           beginning on the next regular pay date following the eighth (8th) day after Executive’s execution, delivery and non-revocation of this Agreement to the Company (Attn: Vice President, Human Resources), the Company will pay to Executive, in regular bi-weekly installments, Executive’s base salary ($362,250.00 as of the Employment Termination Date), until the end of the twenty-one (21) month period commencing on the Employment Termination Date (the “Separation Payments”), for a total sum of six hundred thirty three thousand nine hundred thirty seven dollars and fifty cents ($633,937.50).  To the extent that any payment is delayed to provide Executive at least twenty-one (21) days for consideration of this Agreement and seven (7) days to revoke this Agreement as described below, the first such payment, if any, shall include payment retroactive to the Employment Termination Date;

(b)           The Company will permit Executive (and his eligible dependents) to participate in, and the Company will pay the employer’s share of the premium amount for Executive’s existing coverage under, the Company’s group health plan in effect on the Employment Termination Date until two hundred seventy (270) days after the Employment Termination Date and, during this period, the Company shall deduct the appropriate employee contribution to the premium amount from the Separation Payments; provided that, if Executive commences employment with another employer and is eligible to receive health benefits under another employer plan, the Company’s obligation to permit Executive to participate in, and to pay the employer’s share of the Executive’s group health benefit premiums under, the Company’s group health plan shall thereupon terminate.  Executive and/or his eligible dependents may elect to receive COBRA continuation coverage from the Company (which election forms shall be provided to Executive by the Company prior to the end of such 270 day period) at his/their own expense in accordance with COBRA and at the COBRA premiums in effect at that time for up to 18 months following the expiration or earlier termination of such 270 day period (to the extent he and/or his eligible dependents are eligible for such coverage).

(c)           Executive will retain use of the vehicle currently provided to him by the Company until the current lease end date of November 21, 2011. Executive understands that he will be responsible for all gas, tolls, maintenance expenses and all other expenses associated with the use of this vehicle, except the lease and insurance premium costs which will be paid by the Company;

(d)           The vested status and, where applicable, the post-termination exercise period applicable to, Executive’s outstanding stock options, restricted stock and restricted stock unit awards (the “Equity Awards”), are set forth in Annex A hereto (provided that, for the avoidance of doubt, in no event shall the exercise period of any stock options be extended to a date later than the earlier of (i) the latest date upon which the stock options could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the stock options).  The Equity Awards shall be governed by the terms and conditions of the applicable equity plan, award agreements and other instruments under which such awards were granted.  It is hereby acknowledged and agreed that the stock option award granted to Executive on September 9, 2004 terminated and ceased to be outstanding on the Employment Termination Date.

(e)           In the event Executive passes away before all the Separation Payments and employer healthcare premium payments are made pursuant to paragraphs 2(a) and 2(b), respectively, any remaining payments shall be made to his estate or, in the case of the employer healthcare premium payments, on behalf of his eligible dependents provided however, that in the event there is any halt in the bi-weekly payments due to probate or or other reason related to Executive’s death, the first such payment to the estate will include payment retroactive to the date the bi-weekly payments were halted.

3.           FINAL PAYCHECK AND ACCRUED AMOUNTS.  It is hereby acknowledged that Executive received (i) his final paycheck from the Company which provided all accrued but unpaid base salary payable to Executive through (and including) the Employment Termination Date, and (ii) payment in the gross amount of  $24,742.54 in full satisfaction of all accrued but unused vacation and other paid time off time which  Executive is entitled to receive through the Employment Termination Date.  Executive further acknowedges that there are no unreimbursed business expenses for which he is entitled to reimbursement from the Company and that Executive has received all compensation and benefits to which Executive is entitled as a result of Executive’s employment, except as otherwise provided in this Agreement. Executive understands that, except as otherwise provided in this Agreement, Executive is entitled to nothing further from the Releasees, including reinstatement by the Company or any member of the Company Group.

4.           COMPANY RETIREMENT AND WELFARE PLANS. It is hereby agreed and acknowledged that any benefits payable to Executive under the Company’s tax-qualified and non-qualified benefit and retirement plans, including but not limited to the Company’s flexible spending, supplemental executive retirement and 401(k) plans, shall be paid in accordance with the terms of such plans; provided that it is hereby agreed and acknowledged that Executive is not entitled to any benefits under the Company’s severance policy.

5.           GOOD AND VALUABLE CONSIDERATION.  Executive acknowledges and agrees that the Separation Payments and other consideration provided to Executive under this Agreement exceed anything of value to which Executive is otherwise entitled from the Company and represent good and valuable consideration, to which he is not otherwise entitled, for his General Release and his obligations hereunder.

6.           RELEASE AND WAIVER OF ALL CLAIMS.  (a) In exchange for the Separation Payment and other good and valuable consideration set forth herein, Executive unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against the Company Group, and with respect to each of them, their present and former officers, directors, employees, representatives, agents, subsidiaries, affiliates, benefit plans and their plan administrators, successors and assigns and their respective directors, officers, employees and agents (hereinafter collectively referred to as the “Releasees”) both individually and in their official capacity, arising on or prior to the date of Executive’s execution and delivery of this Agreement to the Company.  “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options and other forms of equity compensation, vacation pay, sick pay, fees and costs, attorneys' fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New York or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New York Labor Laws, the New York City Human Rights Law and the New York State Human Rights Laws, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional, insofar as release of such claims is allowed by law.  This releases all Claims including those of which Executive is not aware and those not mentioned in this Agreement.  Executive specifically releases any and all Claims arising out of Executive’s employment with the Company or termination therefrom.  Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is releasing and waiving any and all rights or Claims, including, without limitation, Claims that Executive may have arising under ADEA, which have arisen on or before the date of Executive’s execution and delivery of this Agreement to the Company.  Notwithstanding the above, Executive is not releasing or waiving any rights he has to enforce the terms of this Agreement or to any vested benefits to which he is entitled under any Company welfare or retirement plans (other than the Company’s severance policy).

7.           REPRESENTATIONS; COVENANT NOT TO SUE. Executive hereby represents and warrants that (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Releasees, nor has Executive agreed to do any of the foregoing, (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Releasees that has been released in this Agreement, and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Releasees.  Except as set forth in Paragraph 8 below, Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Releasees, except if Executive’s assistance is compelled by process of law or required by a government agency or regulatory authority (in which case Executive shall give the Company prompt notice thereof and opportunity to defend and contest such action).

8.           ADMINISTRATIVE REMEDIES. This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA and other laws, and the parties further acknowledge and agree that this Agreement shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency.  Accordingly, nothing in this Agreement shall preclude Executive from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Executive hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

9.           ACKNOWLEDGMENTS.  The Company and Executive acknowledge and agree that:

(a)           By entering into this Agreement, Executive does not waive any rights or Claims that may arise after the date that Executive executes and delivers this Agreement to the Company;

(b)           Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Executive’s protected right to testify in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, or the validity of the waiver of rights under ADEA set forth in this Agreement; and

(c)           Nothing in this Agreement shall preclude Executive from exercising Executive’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, or (ii) the Company’s tax-qualified and nonqualified retirement plans.

10.           NO ADMISSION OF WRONGDOING. This Agreement is not intended, and shall not be construed, as an admission that Executive or the Company has violated any law (statutory or decisional), ordinance or regulation, breached any contract or policy, or committed any wrongdoing.

11.           CONFIDENTIALITY; POST TERMINATION OBLIGATIONS AND EXISTING CONTRACTUAL OBLIGATIONS.

(a)            Executive acknowledges that by virtue of his employment by the Company as President and Chief Operating Officer, he has had unfettered access to a range of sensitive and confidential information regarding the Company and its employees. Executive acknowledges that he is and will continue to be bound by, among other provisions, the confidentiality, non-solicitation and non-competition obligations contained in Sections 6 and 7 of the Employment Agreement, and any other obligations of Executive under the Employment Agreement that, by their own terms, survive the termination of Executive’s employment, all of which shall continue in full force and effect following the Employment Termination Date and are incorporated herein by reference.  For avoidance of doubt, the Non-Competition Period set forth in Section 7 of the Employment Agreement begins on the Employment Termination Date.  In the event the Company materially fails to make any of the payments due under Paragraph 2(a) above within 30 days of receiving written notice from Executive of such default, the Company shall be barred from enforcing the provisions of  Section 7 of the Employment Agreement.

(b)           The Company will maintain Director and Officer insurance coverage for Executive and indemnify and hold Executive harmless for any acts or omissions alleged by a third-party to have been committed by him within the scope of his employment to the same extent and on the same terms as it maintains such coverage and provides such indemnification pursuant to its charter and by-laws to other former officers and directors of the Company.

12.           NON-DISPARAGEMENT. Executive agrees that (i) he will not disparage or defame or encourage or induce others to disparage or defame any member of the Company Group or any Releasee(s), including comments that would adversely affect or damage in any manner (or otherwise portray in a false or negative light) the conduct of the business of, or business reputation of, the Company or any member of the Company Group, and (ii) in the event that Executive disparages or defames or encourages others to disparage or defame any member of the Company Group or any Releasee(s), Executive shall be liable to the Company for any resulting damages..  The Company  agrees that (i) its executive officers will not disparage or defame or encourage others to disparage or defame Executive, including comments that would adversely affect or damage in any manner (or otherwise portray in a false or negative light) the conduct of, or business reputation of, Executive, and (ii) in the event that either its executive officers or Board of Directors disparage or defame or encourage others to disparage or defame Executive, the Company shall be liable to Executive for any resulting damages.  The foregoing shall not preclude truthful statements by a party in response to a statement by the other party in violation of this Paragraph 12 or as required by law or any court.

13.           RETURN OF PROPERTY. Executive represents and warrants that, except for his cellular telephone and laptop computer which he may retain (after his submission of such equipment to the Company for removal of all Confidential Information and other  information relating to the Company Group), Executive has returned to the Company all property in Executive’s possession, custody or control belonging to the Company or any member of the Company Group, including, but not limited to the Company pagers, keys, work papers, notes, files, all copies of computerized databases and related materials regarding the Company Group, internal policies and other information and documents, such as files and other materials, in whatever form or format, that Executive received, prepared, or helped prepare (other than the leased vehicle referenced in Paragraph 2 above, which Executive agrees to return to the Company no later than November 21, 2011).  Executive represents that Executive has not retained, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of the Company Group’s or Releasees’ documents.

14.           COOPERATION. Executive agrees that, following the Employment Termination Date, he will fully cooperate with and make himself reasonably available to the Company and its counsel (i) with respect to his resignation from and the transition of each of his positions, powers and authorities within the Company Group (including, without limitation, the prompt execution and delivery of all documents and other instruments requested by the Company to effectuate such resignation and transition), (ii) with respect to all matters for which he had responsibility or oversight while employed and (iii) with respect to any claims and/or lawsuits involving the Company of which he may have particular knowledge or in which he may be a witness, and following his termination of employment, he agrees to cooperate with, and make himself available on a reasonable basis to representatives of the Company regarding any matters arising during the course of his employment or in connection with any investigation, administrative proceeding, prosecution, arbitration, mediation or litigation (“collectively, “Litigation”).  The Company agrees that any request for cooperation will not, to the extent reasonably practical, materially interfere with any future employment Executive undertakes.  The Company also agrees to reimburse Executive for any reasonable out-of-pocket expenses he incurs in connection with such cooperation.  With respect to a Litigation in which Executive is a defendant as a result of his employment or other service on behalf of the Company, Executive hereby consents to his representation by Company counsel where Executive is indemnified under the Company’s charter or by-laws; provided however, that in the event there is a conflict of interest between the Company and Executive that independent counsel advises Executive cannot be waived or would interfere in a material way with Executive’s right to a full and complete defense, the Company will provide Executive with his own counsel at the Company’s expense.

15.           MATERIAL BREACH.

(a)           Any breach by Executive of Paragraphs 6, 7, 11, 12, 13 and/or 14 above, shall be considered a material breach of this Agreement. In the event that Executive has committed a material breach of this Agreement, in addition to any remedies available to the Company under this or any other applicable agreement, Executive acknowledges that Company shall no longer be obligated to make the payments set forth in Paragraph 2 and Executive further consents to the entry of injunctive relief (without posting of a bond), in addition to the Company’s right to pursue any and all other remedies under the law.  In the event it prevails, the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs incurred in any such action.

(b)           Any breach by the Company of Paragraphs 2, 11(b) and/or 12 above, shall be considered a material breach of this Agreement.  In the event he prevails, Executive shall be entitled to recover from the Company his reasonable attorneys’ fees and costs incurred in any such action related to such material breach by the Company.

16.           REFERENCES. All reference inquiries relating to Executive’s employment with the Company shall be directed to the Vice President, Human Resources.  Provided inquiries are directed to the Vice President, Human Resources, the Company shall disclose to prospective employers information limited to Executive’s dates of employment and last position held by Executive.

17.           GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law.

18.           ARBITRATION.   No dispute between the Company (or any of its officers, directors, employees, subsidiaries or affiliates) and Executive, which is in any way related to the employment of Executive (including but not limited to claims arising out of this Agreement or of wrongful termination; racial, sexual, age or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court.  Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the parties agree or which a court may appoint.  Notwithstanding the above, either the Company or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. IT IS UNDERSTOOD THAT BOTH SIDES ARE HEREBY WAIVING THE RIGHT TO A JURY TRIAL.  The arbitration shall be initiated in Nassau County, New York and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto.  If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA.  Solely with respect to any arbitration initiated by Executive to enforce his rights under Section 2 of this Agreement, the arbitration must be filed within one (1) year of the act or ommission which gives rise to the claim.  Each party shall be entitled to take one deposition, and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.  The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York.  The cost of arbitration shall be advanced equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing party.  Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.  Notwithstanding the provisions of this Paragraph 18, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any violation or threatened violation of Section 6 or 7 of the Employment Agreement (without the obligation of posting a bond), in addition to any other remedies the Company may have.

19.           ENTIRE AGREEMENT; CONFIDENTIALITY. Executive understands that, except as otherwise provided herein, this Agreement constitutes the complete understanding between the Company and Executive with respect to the subject matter hereof and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company. No other promises or agreements, or modifications, waivers or amendments to this Agreement, shall be binding unless in writing and signed by both the Company and Executive after the execution of this Agreement. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when executed together, shall constitute but one and the same Agreement. The parties further agree that if any part or any provision of this Agreement is determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of the Agreement. This Agreement is personal to Executive and, except as provided in Paragraph 2(e) above, shall not be assignable by him, without the prior written consent of the Company, which may be given or withheld in its sole and absolute discretion.  This Agreement shall inure to the benefit of the Company and its successors and assigns.  This Agreement shall inure to the benefit of and be binding on each party’s respective, heirs, successors and permitted assigns.

20.           RIGHT OF REVOCATION. Executive may exercise his right to revoke this Agreement by submitting his intent to revoke in writing to the Company’s Vice President, Human Resources within seven (7) calendar days from the date he executes this Agreement. This Agreement does not become effective until the eighth calendar day following Executive’s execution and delivery of this Agreement to the Company and is expressly conditioned on this Agreement not being revoked during the seven (7) day revocation period (the “Effective Date”).  If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive shall not be entitled to the payments set forth in Paragraph 2 of this Agreement, but the Employment Termination Date and the Board Service Termination Date shall be unaltered.

21.           KNOWING AND VOLUNTARY EXECUTION. Executive understands and agrees that:

(i)           He has had the opportunity of a full twenty-one (21) days within which to consider this Agreement before executing it.

(ii)          He has carefully read and fully understands each provision herein.

(iii)         He is, through this Agreement, releasing the Company Group and the Releasee(s) from any and all claims he may have against the Company Group and/or the Releasees.

(iv)         He knowingly and voluntarily agrees to each term in this Agreement.

(v)          He knowingly and voluntarily intends to be legally bound by the same.

(vi)         He has been advised by the Company to consult with his own counsel regarding the terms of this Agreement prior to executing this Agreement.

(vii)        He has a full seven (7) calendar days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

(viii)       If he does not sign and return this Agreement to the Company (Attn: Vice President, Human Resources) on or before December  2, 2011 (but not prior to the Employment Termination Date), or if he revokes this Agreement, the Company shall have no obligation to enter into this Agreement, and Executive shall not be entitled to the payments or benefits set forth in Paragraph 2 of this Agreement, but the Employment Termination Date and the Board Service Termination Date shall be unaltered; provided, however, that if Executive does not sign, or signs and revokes, this Agreement, such action will not constitute a waiver of Executive’s rights under the terms of the Employment Agreement.

(ix)         This Agreement is valid, binding and enforceable against the parties in accordance with its terms.

22.           409A CONSIDERATIONS. The payments and benefits under this Agreement are not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”), by virtue of one or more of the coverage exceptions to Section 409A, including, without limitation, the exception for short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) and the exceptions for separation pay plans under Treas. Reg. Sec. 1.409A-1(b)(9).  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  Notwithstanding anything herein to the contrary, the commencement of any payments or benefits hereunder that constitute a “deferral of compensation” subject to Section 409A shall be deferred until the date that is the first business day of the seventh month following the Employment Termination Date (or, if earlier, a date which is within 30 days of the date of Executive’s death).  In no event may Executive, directly or indirectly, designate the calendar year of any payment hereunder, and in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed under Section 409A on Executive as a result of any payment made hereunder, or for any damages for failing to comply therewith.  Any reimbursement payment for costs or expenses or otherwise, except as permitted by Section 409A, shall (i) be made no later than the end of the calendar year following the calendar year in which such costs, expenses or in-kind benefits were incurred or provided; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the amounts of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than with regard to a limit related to the period in which an arrangement is in effect (other than with regard to a limit related to the period in which the arrangement is in effect with regard to an arrangement subject to Section 105(b) of the Code), and (iii) the reimbursement or in-kind benefit cannot be liquidated or exchanged for any other benefit.  If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that as a result of subsequently published guidance issued by the Internal Revenue Service upon which taxpayers generally rely, any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent necessary to conform with Section 409A and, to the extent applicable, IRS Notice  2010-6.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible without violating the provisions of Section 409A, maintain the original intent and economic benefit to Executive and the Company and be tax neutral to the Company.

23.           Expenses.  Each party shall be responsible for its own tax, legal and accounting expenses in connection with the negotiation and execution of this Agreement, and shall indemnify and hold the other harmless from anyone claiming by or through such party with respect to any such expenses.

24.           Authorization. The Company represents and warrants that signatory below is duly authorized by the Company to execute this Agreement and bind the Company to its  obligations hereunder.

ACETO CORPORATION
By: /s/ Charles J. Alaimo	November 15, 2011
Charles J. Alaimo Vice President, Human Resources	Date
/s/ Vincent G. Miata	November 15, 2011
Vincent G. Miata	Date

STATE OF ________________
COUNTY OF ______________

On this ____ day of _______________, 2011, before me personally came Vincent G. Miata, known to me to be the individual described herein, and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.

________________________________
Notary Public

Annex A
Equity Awards

Stock Options

Grant Date	Options Vested as of Employment Termination Date*	Strike Price ($)	Type	Expiration/Final Exercise Date
12/6/01	13,500	2.91	NQSO	12/6/11
12/5/02	23,364	4.28	ISO	10/7/12
12/5/02	17,136	4.28	NQSO	12/5/12
8/5/03	9,000	8.22	NQSO**	8/5/13
12/6/07	5,000	8.05	NQSO	10/7/12
12/4/08	10,000	8.62	NQSO	10/7/13
12/2/10	6,111	7.76	NQSO	10/7/16
8/13/11	500	6.18	NQSO	10/7/16

*	No additional vesting shall occur following the Employment Termination Date
**	Originally designated as ISOs. The extension provided hereunder will cause such options to be treated as NQSOs.

Restricted Stock

Grant Date	Shares Vested as of Employment Termination Date*
12/4/08	1,167
12/2/10	2,444
8/3/11	250

*	No additional vesting shall occur following the Employment Termination Date

Restricted Stock Units (RSUs)

Grant Date	RSUs Vested as of Employment Termination Date (including dividend equivalents)*
12/2/10	2,945
8/3/11	250

*	No additional vesting shall occur following the Employment Termination Date